GAIN Capital Announces Monthly Metrics for June 2018

BEDMINSTER, N.J., July 9, 2018/PRNewswire/ -- GAIN Capital Holdings, Inc. (NYSE: GCAP) (“GAIN” or “the Company”) today reported certain operating metrics for the month of June 2018.

	June-18	May-18	June-17	Sequential Change	Year-over-year change
Retail Segment
OTC Trading Volume(1)	$213.9	$243.3	$241.8	(12.1)%	(11.5)%
OTC Average Daily Volume	$10.2	$11.1	$11.0	(8.1)%	(7.3)%
12 Month Trailing Active OTC Accounts(2)	130,018	131,036	134,120	(0.8)%	(3.1)%
3 Month Trailing Active OTC Accounts(2)	76,654	77,603	83,511	(1.2)%	(8.2)%

Institutional Segment
ECN Volume(1)	$297.5	$385.5	$238.1	(22.8)%	24.9%
ECN Average Daily Volume	$14.2	$17.5	$10.8	(18.9)%	31.5%
Swap Dealer Volume(1)	$64.8	$52.4	$32.0	23.7%	102.5%
Swap Dealer Average Daily Volume	$3.1	$2.4	$1.5	29.2%	106.7%

Futures Segment
Number of Futures Contracts	625,260	694,481	582,598	(10.0)%	7.3%
Futures Average Daily Contracts	29,774	31,567	26,482	(5.7)%	12.4%
12 Month Trailing Active Futures Accounts(2)	7,881	7,929	7,885	(0.6)%	(0.1)%

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All volume figures reported in billions.
1 US dollar equivalent of notional amounts traded.
2 Accounts that executed a transaction during the relevant period. For the quarter, indirect volume represented 25% of total retail OTC trading volume.

Management Commentary

"Operating metrics for the second quarter demonstrate our continued progress in executing on our revenue volatility reduction initiatives,” said Glenn Stevens, Chief Executive Officer. “The implementation of our new, AI-driven hedging model, which we began rolling out in March, enables us to optimize our hedging activity and reduce variability in our results. These efforts helped deliver revenue per million of $107 during the second quarter. We are pleased with our progress during the first half of the year and, following the sale of our GTX business, feel we are in an even stronger position to continue to drive growth and profitability as we focus on our core retail business.”

Additional Revenue Detail, Tax Rate and Share Count Assumption Update

The reported $107 revenue per million of Retail Revenue included $3 per million of non-operating foreign exchange revenue arising from translation of positions to the Company’s various subsidiaries’ functional reporting currencies. This FX exposure was also hedged as part of the Company’s ordinary course corporate hedging program, which resulted in approximately $2.2 million of negative revenue recorded within Other Revenue in the period.

Following the completed sale of GAIN’s GTX ECN business on June 29th, 2018, the Company has updated its tax rate assumptions for full year 2018. Excluding the GTX business, GAIN expects its tax rate for the full year to be approximately 27%-28%. Including GTX ECN results for the first half of 2018 and one-off costs related to the sale of the business, the Company expects its full year 2018 tax rate to be approximately 13%.

The Company also estimates its weighted-average common shares outstanding for the second quarter 2018 to be approximately 45.3 million shares.

Historical metrics and financial information can be found on the Company's investor relations website http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN's financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities. GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Forward-Looking Statements

In addition to historical information, this release contains "forward-looking" statements that reflect management's expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital's annual report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission on March 14, 2018, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, errors or malfunctions in GAIN Capital's systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, our ability to effectively compete, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital's views as of the date of this release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

Investor Relations Contact
Lauren Tarola, Edelman for GAIN Capital
+1 908.731.0737
ir@gaincapital.com

Media Contact
Nicole Briguet, Edelman for GAIN Capital
+1 212-704-8164
pr@gaincapital.com